3303 Monte Villa Parkway, Suite 310 | Bothell, WA 98021 USA | 866.424.6543 phone | 425.402.1433 fax | BioLifeSolutions.com
BioLife Solutions Appoints Cathy Coste as Director and Audit Committee Chair

BOTHELL, Wash. (March 18, 2025) – BioLife Solutions, Inc. (Nasdaq: BLFS) ("BioLife" or the "Company"), a leading developer and supplier of bioproduction tools and services for the cell and gene therapy (CGT) market, announces the appointment of Cathy Coste to its board of directors, increasing board membership to seven. Ms. Coste will serve as chair of the audit committee, replacing Joydeep Goswami, who will remain a company director and member of the audit committee.

“Cathy is a highly qualified financial professional with substantial expertise in audits, risk and controls, and compliance, making her ideal to serve as chair of our audit committee," said Roderick de Greef, BioLife Chairman and CEO. "She brings to the BioLife board more than four decades as a senior executive with experience ranging from high-growth private companies to complex global public companies. At Deloitte, she worked with more than two dozen life sciences companies, while her service as an independent director and audit chair affords a wealth of experience in governance initiatives, strategic planning and organizational development.”

"This is an exciting and pivotal time to join the board at BioLife," said Ms. Coste. "With the transition to a pure-play enabler of cell and gene therapies now complete, the company is well-positioned for revenue growth and sustained profitability. I look forward to contributing to BioLife's future success.”

Ms. Coste retired from Deloitte in 2020, where she most recently was a senior partner and life sciences industry executive leader. With Deloitte for more than 30 years, she served in corporate and professional services positions, ultimately leading global finance, internal audit and operations teams while participating in more than 200 audit committee meetings. Previously she worked at Mervyn's, including responsibility in accounting, FP&A, and operations.

Ms. Coste is a director of Biomerica, Inc., Minerva Surgical, Inc. (a public company that went private in 2024) and Renalytix plc, serving as audit committee chair for each. She holds a B.A. in business administration-accounting from California State University, Hayward, and completed Harvard Business School's Corporate Director's Certificate Program. She is a licensed Certified Public Accountant.

About BioLife Solutions

BioLife Solutions is a leading supplier of cell processing tools and services for the cell and gene therapy (CGT) market. Our expertise facilitates the commercialization of new therapies by supplying solutions that maintain the health and function of biologic materials during the collection, development, storage and distribution. For more information, please visit www.biolifesolutions.com, and follow BioLife on LinkedIn and X.

3303 Monte Villa Parkway, Suite 310 | Bothell, WA 98021 USA | 866.424.6543 phone | 425.402.1433 fax | BioLifeSolutions.com
Media & Investor Relations

At the Company

Troy Wichterman
Chief Financial Officer
(425) 402-1400
twichterman@biolifesolutions.com

Investors

Alliance Advisors IR
Jody Cain
(310) 691-7100
jcain@allianceadvisors.com